                          PLEDGE AND SECURITY AGREEMENT
                          -----------------------------


Agreement made this 24th day of April, 2003 by and between PRICE FAMILY CHARITABLE TRUST, a California Trust (the "Creditor") and SAN DIEGO REVITALIZATION CORPORATION a California non profit public benefit corporation (the "Debtor").

                                    RECITALS

This Pledge and Security Agreement is being entered into by the parties hereto pursuant to the terms of a Purchase and Sale Agreement between said parties, dated April 24, 2003, for the purpose of securing a Promissory Note of the Debtor payable to the Creditor in the face amount of Nine Million Twenty Nine Thousand Twenty One and 52/100 Dollars ($9,029,021.52).

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereto agree as follows:

1. CREATION OF SECURITY INTEREST. Debtor hereby grants to Creditor a security interest in all of the Debor's right, title, and interest now owned or acquired in the future in and to the following described collateral (the "Collateral") in order to secure the payment and performance of the obligations described in paragraph 3 below:

         619,046 shares of PriceSmart, Inc. common stock.
             550 shares of PriceSmart Inc. preferred stock

2.       BROKERAGE ACCOUNT AND POSSESSION OF STOCK.

         A) Debtor agrees that James F. Cahill ("Holder") shall maintain an account with Morgan Stanley at 1225 Prospect Street, La Jolla, California 92037 in the name of Holder, as Custodian for Debtor ("Broker Account"). The PriceSmart, Inc., common stock shall be deposited in the Broker Account. Debtor acknowledges and agrees that under the terms of the Broker Account only the Holder shall be entitled to give instructions regarding the assets held in the Broker Account and Debtor shall have no ability to withdraw the Collateral from the Broker Account. In addition Debtor shall deliver to Holder a stock certificate for the PriceSmart, Inc. preferred stock with stock power attached thereto, endorsed in blank by the Debtor.

         B) Holder agrees to maintain the Broker Account as the custodian of Debtor and retain the Collateral in the Broker Account and retain the stock certificate for the PriceSmart, Inc., preferred stock until either (i) this Pledge terminates or (ii) he receives written notice from Creditor that an event of default under the Promissory Note has occurred and Debtor has failed to cure said default within fifteen (15) days from the date Creditor gives Debtor written notice of default.

         C) In the event of a default, as provided in paragraph 6 herein and Debtor's failure to cure such default within fifteen (15) days after Creditor gives Debtor written notice of default, Debtor shall have the right to direct Holder, and Holder shall be obligated at Debtor's written direction, to sell the Collateral and pay to Creditor the lesser of (i) the net proceeds of the sale or
(ii) the full amount due under the Promissory Note.

         D) Creditor may at any time change the Holder, or appoint additional Holders.

3. SECURED OBLIGATIONS OF DEBTOR. The Collateral secures and shall hereafter secure the payment to Creditor of all indebtedness now or hereafter owed to Creditor by Debtor under a promissory note of even date herewith (the "Promissory Note") given by Debtor in the face amount of Nine Million Twenty Nine Thousand Twenty One and 52/100 Dollars ($9,029,021.52), together with any interest thereon and extensions, modifications, and renewals thereof.

4. CASH DISTRIBUTIONS. So long as no default, and no condition or event which with notice or lapse of time, or both, would constitute a default, shall have occurred or exist under this Agreement, Debtor shall be entitled to receive all distributions (including cash and property) with respect to the Collateral; provided, however, that any distributions from the liquidation of the Collateral shall be paid to Creditor to the extent of unpaid principal and accrued unpaid interest under the Promissory Note. Upon the occurrence of a default or any condition or event which with notice or lapse of time, or both, would constitute a default hereunder, Creditor shall thereafter receive and may apply all distributions with respect to the Collateral against the indebtedness secured hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents that as of the effective date of this Pledge and Security Agreement (A) Debtor is the owner of the Collateral and that Debtor has not otherwise assigned or transferred, and agrees that Debtor shall not assign or transfer, absolutely or for security, the Collateral or any interest therein to any other person or entity; (B) there are no outstanding options, warrants or other agreements with respect to the Collateral; and (C) the execution and delivery of this Agreement by Debtor will not result in a violation of any mortgage, indenture, material contract, instrument, judgment, decree, order, statute, rule or regulation to which Debtor is subject.

6. DEFAULT AND REMEDIES. Any breach of or event of default under the Promissory Note or any failure to comply with any of the terms under this Agreement shall be a default hereunder. Upon any default hereunder, Creditor shall have the right to exercise its remedies as a secured party with respect to the Collateral, including, without limitation, the right to use all or any portion of the Collateral in Creditor's sole and absolute discretion (a) toward cure of the default; (b) to payment of principal (whether or not otherwise accelerated) and/or interest; or (c) in such combination thereof as Creditor may determine. Creditor shall in no event be required to use proceeds of the Collateral to cure a default.

7. ADMINISTRATION OF COLLATERAL. The provisions set forth below shall govern the administration of the Collateral:

         (a) VOTING. Until there shall have occurred any default hereunder, Debtor shall be entitled to vote or consent with respect to the Collateral in any manner not inconsistent with this Agreement, to the extent the Collateral carries any rights of voting or consent.

         (b) FURTHER DOCUMENTS. Debtor will forthwith upon request by Creditor and in confirmation of the security interest hereby created, execute and deliver to Creditor such further assignments, transfers, assurances, instruments, notices and agreements in form and substance as the Creditor shall reasonably request.

         (c) REMEDIES. In addition to any rights and remedies otherwise available in law or in equity, and in addition to the other provisions of this Agreement, and any other documents or instruments delivered or to be delivered in connection herewith or therewith, or any document or instrument now in existence, or which may hereafter be made, with respect to the Promissory Note, the provisions set forth below shall, to the extent permitted by applicable law, govern Creditor's rights to foreclose on the Collateral upon a default hereunder.

         (d) CONDUCT OF SALE. Upon giving written notice of default to Debtor pursuant to the terms of this Agreement, Creditor may sell as much of the Collateral as is required to produce net funds sufficient to pay Creditor the full amount of the Promissory Note.

         (e) SALE OR DISPOSITION. Upon any sale or disposition, Creditor shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold or disposed. Each purchaser at any such sale or other disposition shall hold the Collateral free from any claim or right of whatever kinds, including any equity or right of redemption of the Debtor. The Debtor specifically waives all rights of redemption, stay or appraisal which it has or may hereafter have under any rule of law or statute now existing or hereafter adopted.

         (f) ATTORNEY-IN-FACT. Creditor or its designee is hereby appointed attorney-in-fact for Debtor for the purpose of carrying out the provisions of this Agreement and taking any action in executing any instrument which Creditor reasonably may deem necessary and advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and one coupled with an interest.

8.       MISCELLANEOUS.

         (a) TERMINATION. This Agreement shall terminate upon Debtor's payment in full and the performance of the Promissory Note.

         (b) AGREEMENT BINDING. This Agreement shall be binding upon Debtor and its heirs, executors, personal representatives and successors, and shall inure to the benefit of, and be enforceable by, Creditor and its successors and assigns. Debtor hereby represents and warrants to Creditor that it has full legal authority to enter into this Agreement, to pledge the Collateral and to carry out the provisions hereof and no consent or approval from any other person or entity is necessary to enter into this Agreement or carry out its terms.

         (c) SEVERABILITY. If any provision of this Agreement shall be deemed or held to be invalid or unenforceable for any reason, such provision shall be adjusted, if possible, rather than voided, so as to achieve the intent of the parties to the fullest extent possible. In any event, such provision shall be severable from, and shall not be construed to have any effect on, the remaining provisions of this Agreement, which shall continue in full force and effect.

         (d) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts, between residents thereof, to be wholly performed within the State of California. Debtor hereby irrevocably consents to the jurisdiction of the Courts of the State of California located in San Diego County and of any Federal Court located in San Diego County, California in connection with any action or proceeding arising out of or relating to this Agreement.

         (e) RIGHTS CUMULATIVE; NO WAIVER. Creditor's options, powers, rights, privileges, and immunities specified herein or arising hereunder are in addition to, and not exclusive of, those otherwise created or existing now or at any time, whether by contract, by statute or by rule of law. Creditor shall not, by any act, delay, omission or otherwise, be deemed to have modified, discharged or waived any of Creditor's options, powers, or rights in respect of this Agreement, and no modification, discharge or waiver of any such option, power, or right shall be valid unless set forth in writing signed by Creditor or Creditor's authorized agent, and then only to the extent therein set forth. A waiver by Creditor of any right or remedy hereunder on any one occasion shall be effective only in the specific instance and for the specific purpose for which given, and shall not be construed as a bar to any right or remedy that Creditor would otherwise have on any other occasion.

         (f) ENTIRE AGREEMENT. This Agreement contains the entire agreement between Debtor and Creditor with respect to the subject matter herein, and supersedes all prior communications relating thereto, including, without limitation, all oral statements or representations. No supplement to or modification of this Agreement shall be binding unless executed in writing by Debtor and Creditor.

         (g) COSTS OF ENFORCEMENT. Debtor shall upon demand pay to Creditor the amount of any and all reasonable expenses, including the reasonable fees and disbursements of counsel and/or any experts and agents, that Creditor may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of Creditor hereunder (including the defense of any claims or counterclaims asserted against Creditor arising out of this Agreement or the transactions contemplated hereby) or under any judgment awarded to Creditor in respect of its rights hereunder (which obligation shall be severable from the remainder of this Agreement and shall survive the entry of any such judgment), or (c) the failure by Debtor to perform or observe any of the provisions hereof. The foregoing shall include any and all expenses and fees incurred by Creditor in connection with a bankruptcy, reorganization, receivership, or similar debtor-relief proceeding by or affecting Debtor or the Collateral.

         (h) NOTICES. All notices, demands and other communications required or permitted hereunder shall be in writing, addressed to the parties at the following addresses:

         CREDITOR:           Price Family Charitable Trust
                             7979 Ivanhoe Avenue, Suite 520
                             La Jolla, CA  92037

         DEBTOR:             San Diego Revitalization Corporation
                             Suite 520
                             7979 Ivanhoe Ave
                             La Jolla, CA 92037

or to such other address as may be designated from time to time by notice to the other parties in the manner set forth herein.

IN WITNESS WHEREOF, this Agreement is executed by the parties set forth below as of the date first above written.

                           DEBTOR:
                           ------

                           San Diego Revitalization Corporation

                           By: /s/ James F. Cahill
                              ------------------------------------
                                 James F. Cahill
                                 Its Executive Vice President

                           CREDITOR:
                           --------

                           Price Family Charitable Trust

                           By  /s/ Sol Price
                              ------------------------------------
                                 Sol Price, Trustee